                                                                      EXHIBIT 99

                       FIRST INDUSTRIAL REALTY TRUST, INC.
                             311 South Wacker Drive
                                   Suite 4000
                             Chicago, Illinois 60606

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                ----------------

                           TO BE HELD ON MAY 12, 1999


         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of First Industrial Realty Trust, Inc. (the "Company") will be held on Wednesday, May 12, 1999 at 9:00 a.m. at the Sears Tower Conference Center, Lincoln Room, 233 South Wacker Drive, 33rd Floor, Chicago, Illinois 60606 for the following purposes:

         1. To elect three Class II directors of the Company to serve until the 2002 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

         2. To ratify the Board of Directors' selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

         3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

         Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

         The Board of Directors has fixed the close of business on March 12, 1999 as the record date for the Annual Meeting. Only stockholders of record of the Company's common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

         You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                      By Order of the Board of Directors

Chicago, Illinois                     Michael J. Havala
April ___, 1999                       Secretary

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                       FIRST INDUSTRIAL REALTY TRUST, INC.
                             311 South Wacker Drive
                                   Suite 4000
                             Chicago, Illinois 60606
                                ----------------

                                 PROXY STATEMENT

                                ----------------

                   FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 12, 1999

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Industrial Realty Trust, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 12, 1999, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote on the election of three Class II directors of the Company, to ratify the Board of Directors' selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year and to act on any other matters properly brought before them.

         This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April ___, 1999. The Board of Directors has fixed the close of business on March 12, 1999 as the record date for the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 38,019,898 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on each matter presented to the Stockholders at the Annual Meeting.

         STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY CARD. IF A PROPERLY EXECUTED PROXY CARD IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PERSONS DESIGNATED AS PROXY HOLDERS ON THE PROXY CARD WILL VOTE (I) FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS II DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT, (II) FOR THE RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR AND (III) IN THEIR OWN DISCRETION WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE STOCKHOLDERS AT THE ANNUAL MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING.

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         The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a majority of the votes cast with a quorum present at the Annual Meeting is required for the election of Class II directors and the ratification of the selection of the Company's auditors. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the majority vote required, although they will be counted for quorum purposes.

         A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

         The Company's 1998 Annual Report, including financial statements for the fiscal year ended December 31, 1998, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

                                   PROPOSAL I

                        ELECTION OF A CLASS OF DIRECTORS

         Pursuant to the Articles of Amendment and Restatement of the Company, as amended (the "Articles"), the maximum number of members allowed to serve on the Company's Board of Directors is 12. The Board of Directors of the Company currently consists of nine seats and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each Annual Meeting of Stockholders. Eight persons currently serve as directors of the Company.

         At the Annual Meeting, three directors will be elected to serve until the 2002 annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors has nominated Michael W. Brennan, Michael G. Damone and Kevin W. Lynch to serve as Class II directors (the "Nominees"). Each of the Nominees is currently serving as a Class II director of the Company and has consented to be named as a nominee in this Proxy Statement. The Board of Directors anticipates that each of the Nominees will serve as a director if elected. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will vote for the election of such other person or persons as the Board of Directors may recommend.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.


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

INFORMATION REGARDING NOMINEES AND DIRECTORS

         The following biographical descriptions set forth certain information with respect to the three Nominees for election as Class II directors at the Annual Meeting, the continuing directors whose terms expire at the Annual Meetings of Stockholders in 2000 and 2001 and certain executive officers, based on information furnished to the Company by such persons. The following information is as of March 12, 1999, unless otherwise specified.

 CLASS II NOMINEES FOR ELECTION AT 1999 ANNUAL MEETING - TERM TO EXPIRE IN 2002

MICHAEL W. BRENNAN                                           Director since 1996

         Mr. Brennan, 42, has been a director since March 1996. He has been President and Chief Executive Officer of the Company since November 1998, prior to which time he served as Chief Operating Officer of the Company from December 1995 to November 1998 and as Senior Vice President--Asset Management of the Company from April 1994 to December 1995. He was a partner of The Shidler Group between 1988 and 1994 and the President of the Brennan/Tomasz/Shidler Investment Corporation and was in charge of asset management, leasing, project finance, accounting and treasury functions for The Shidler Group's Chicago operations. Between 1986 and 1988, Mr. Brennan served as The Shidler Group's principal acquisition executive in Chicago. Prior to joining The Shidler Group, Mr. Brennan was an investment specialist with CB Commercial (now CB Richard Ellis, Inc.). His professional affiliations include the Urban Land Institute ("ULI"), the National Association of Industrial and Office Properties ("NAIOP"), the National Association of Real Estate Investment Trusts ("NAREIT"), National Association of Manufacturers, the Council for Logistic Management, the Chicago Union League Club Real Estate Group and the Young Presidents Organization.

MICHAEL G. DAMONE                                            Director since 1994

         Mr. Damone, 64, is Director of Strategic Planning for the Company and has been a director of the Company since June 1994. Between 1973 and 1994, Mr. Damone was Chief Executive Officer of Damone/Andrew, a full service real estate organization, which developed several million square feet of industrial, warehouse, distribution and research and development buildings. Prior to co-founding Damone/Andrew in 1973, Mr. Damone was the executive vice president of a privately-held, Michigan based real estate development and construction company, where he was responsible for the development of industrial/business parks. His professional affiliations include the Society of Industrial and Office Realtors ("SIOR"), the National Association of Realtors ("NAR"), the Michigan Association of Realtors and the South Oakland County Board of Realtors.

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

KEVIN W. LYNCH                                               Director since 1994

         Mr. Lynch, 46, has been a director of the Company since June 1994. Mr. Lynch is the co-founder and Principal of The Townsend Group ("Townsend"), an institutional real estate consulting firm, which provides real estate consulting for pension funds and institutional investors. In his capacity as Principal, Mr. Lynch is responsible for strategic development and implementation of client real estate portfolios. Mr. Lynch is also responsible for new product development. Prior to founding Townsend, Mr. Lynch was associated with Stonehenge Capital Corporation, where he was involved in the acquisition of institutional real estate properties and the structuring of institutional real estate transactions. Since 1996, Mr. Lynch has served on the Board of Directors for Lexington Corporate Properties. He is a member of the National Real Estate Advisory Board for the Real Estate Center at New York University, the National Council of Real Estate Investment Fiduciaries, the Pension Real Estate Association, the American Society for Real Estate Research, ULI and NAREIT.

             CLASS III CONTINUING DIRECTORS - TERM TO EXPIRE IN 2000

JOHN RAU                                                     Director since 1994

         Mr. Rau, 50, has been a director of the Company since June 1994. Mr. Rau is President and Chief Executive Officer of Chicago Title Corporation, a New York Stock Exchange listed company, and its subsidiaries Chicago Title and Trust Co., Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co. Mr. Rau is a director of Chicago Title Corporation, Chicago Title and Trust Co. and Chicago Title Insurance Co., as well as Chairman of the Board of Directors of Ticor Title Insurance Co. and Security Union Title Insurance Co. He is also a director of LaSalle National Bank, Borg-Warner Automotive, Inc. and Nicor Inc. From July 1993 until November 1996, Mr. Rau was Dean of the Indiana University School of Business. From 1991 to 1993, Mr. Rau served as Chairman of the Illinois Economic Development Board and as special advisor to Illinois Governor James Edgar. From 1990 to 1993, he was Chairman of the Banking Research Center Board of Advisors and a Visiting Scholar at Northwestern University's J.L. Kellogg Graduate School of Management. During that time he also served as Special Consultant to McKinsey & Company, a worldwide strategic consulting firm. From 1989 to 1991, Mr. Rau served as President and Chief Executive Officer of LaSalle National Bank. From 1979 to 1989, he was associated with The Exchange National Bank, serving as President from 1983 to 1989, at which time The Exchange National Bank merged with LaSalle National Bank. Prior to 1979, he was associated with First National Bank of Chicago.

ROBERT J. SLATER                                             Director since 1994

         Mr. Slater, 61, has been a director of the Company since June 1994. Since 1985, Mr. Slater has been President of Jackson Consulting, Inc., a private consulting company specializing in advising basic manufacturing and the distribution industries. Mr. Slater is also a director of Southdown, Inc., a

                                       4
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         major cement and cement products manufacturing company, based in
         Houston, Texas. He has retired as President of Crane Co., a multinational manufacturing company.

              CLASS I CONTINUING DIRECTORS - TERM TO EXPIRE IN 2001

JAY H. SHIDLER                                               Director since 1993

         Mr. Shidler, 52, has been Chairman of the Board of Directors since the formation of the Company in August 1993. He is the founder and managing partner of The Shidler Group. A nationally acknowledged expert in the field of real estate investment and finance, Mr. Shidler has over 30 years of experience in real estate investment and has acquired and managed properties involving several billion dollars in aggregate value. Since 1970, Mr. Shidler has been directly involved in the acquisition and management of over 1,000 properties in 40 states and Canada. Mr. Shidler is the Chairman of the Board of Directors of Corporate Office Properties Trust, Inc. (OFC: NYSE). Mr. Shidler is also a founder and Chairman of the Board of Directors of CGA Group, Ltd., a holding company whose subsidiary is a AAA-rated financial guarantor based in Bermuda. He serves on the boards of directors of several private companies and is active as a trustee of several charitable organizations, including The Shidler Family Foundation. Mr. Shidler is a member of ULI and NAREIT.

JOHN L. LESHER                                               Director since 1994

         Mr. Lesher, 65, has been a director of the Company since June 1994. Mr. Lesher is President of Jack Lesher and Associates, a management consulting firm. He was President of Resource Evaluation, Inc., a consulting firm specializing in working capital management, from 1994 to July 1997, at which time he became the Chairman. He is a director of REL Consultancy Group, the parent of Resource Evaluation, Inc., and a director of The Sound Shore Fund. From 1990 to 1993, he was a Managing Director of Korn/Ferry International, an executive recruiting organization. From 1985 to 1989, he was Vice President of the New York financial services practice of Cresap, McCormick & Paget, a management consulting organization; President of Home Group Financial Services, a subsidiary of Home Insurance Company; and President of Mars & Company, an international strategic planning and consulting firm. Prior to 1985, he served for 24 years in various capacities at Booz, Allen & Hamilton, including from 1976 to 1985 as its President.

J. STEVEN WILSON                                             Director since 1994

         Mr. Wilson, 55, has been a director of the Company since June 1994. Since 1991, Mr. Wilson has been Chairman of the Board of Directors, President and Chief Executive Officer and a director of Wickes Inc., which is one of the largest lumber yard chains in the United States. Since 1985, Mr. Wilson has been President, Chief Executive Officer and a director of Riverside Group, Inc., an Internet development company with e-commerce operations.

                                       5
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EXECUTIVE OFFICERS AND OTHER SENIOR MANAGEMENT

MICHAEL J. HAVALA

         Mr. Havala, 39, has been Chief Financial Officer, Treasurer and Secretary of the Company since April 1994. He joined The Shidler Group in 1989, and was Chief Financial Officer for The Shidler Group's midwest region with responsibility for accounting, finance and treasury functions. With The Shidler Group, Mr. Havala structured joint ventures, obtained and refinanced project financing, developed and implemented management information systems and directed all financial aspects of a several million square foot portfolio located in various states throughout the Midwest. Prior to joining The Shidler Group, Mr. Havala was a Senior Tax Consultant with Arthur Andersen & Company, where he specialized in real estate, banking and corporate finance. Mr. Havala is a certified public accountant. His professional affiliations include NAREIT and the Illinois CPA Society.

GARY H. HEIGL

         Mr. Heigl, 43, has been the Chief Operating Officer of the Company since December 1998, prior to which time he served as Senior Vice President--Capital Markets of the Company from January 1996 to December 1998. Over the last 20 years, Mr. Heigl has specialized in commercial real estate finance. During 1994 and 1995, Mr. Heigl was Senior Vice President--Director of New Business Development for ITT Real Estate Services, Inc. From 1991 through 1993, he operated his own real estate consulting firm. From 1984 through 1990, Mr. Heigl served in various project finance capacities at VMS Realty Partners culminating as Senior Vice President--Finance and Dispositions. Prior to 1984, he served in lending officer positions for the commercial real estate groups of ITT Financial and Aid Association for Lutherans. Mr. Heigl's professional affiliations include ULI and NAREIT.

JOHANNSON L. YAP

         Mr. Yap, 36, has been the Chief Investment Officer of the Company since February 1997. From April 1994 to February 1997, he served as Senior Vice President--Acquisitions of the Company. During this time, he oversaw and implemented the Company's investment strategy and initiatives. In addition to participating in over one billion dollars of investments, Mr. Yap has extensive experience in entity acquisitions using the UPREIT structure. Prior to joining the Company, Mr. Yap joined The Shidler Group in 1988 as an acquisitions associate, and became Vice President in 1991, with responsibility for acquisitions, property management, leasing, project financing, sales and construction management functions. Between 1988 and 1994, he participated in the acquisition, underwriting and due diligence of several hundred million dollars of commercial properties. His

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         professional affiliations include the Chicago Real Estate Council, ULI,
         NAREIT, NAIOP and the Real Estate Investment Advisory Council.

ANTHONY MUSCATELLO

         Mr. Muscatello, 50, has been the senior officer of the Company in charge of development activities, as President of FI Development Services Corporation, since September 1996, prior to which he had served as a Senior Regional Director for Pennsylvania, Nashville and Atlanta since June 1994. Over the last 25 years, he has been responsible for the leasing, management and/or development of several million square feet of office, industrial and residential real estate. From 1987 to 1994, he served as Managing General Partner of the central Pennsylvania operations of Rouse & Associates, where he was responsible for day-to-day operations, including profit and loss, marketing, leasing, acquisition, financing, construction and asset management functions. From 1982 to 1987, he served in various capacities with Rouse & Associates. From 1969 to 1982, Mr. Muscatello worked for several real estate development firms, where his responsibilities included land acquisition, market analysis and marketing, sales, financing and construction of single family and multi-family homes. He is an active member in NAIOP and the Industrial Real Estate Brokers of Metropolitan New York.

DAVID P. DRAFT

         Mr. Draft, 47, has been Managing Director of the Company's midwest region since December 1998, prior to which time he served as a Senior Regional Director of the Company for the Michigan and Northern Ohio regions from March 1996 to December 1998. He oversees acquisitions, developments, construction, asset management and lease negotiations for the several million square foot regional portfolio. He has 24 years experience in real estate brokerage, sales, leasing and asset management. Between 1994 and March 1996, Mr. Draft was Co-Founder and Principal of Draft & Gantos Properties, L.L.C., where he was responsible for real estate management, construction and development. From 1990 to 1994, Mr. Draft was Director of Development and Operations for Robert Grooters Development Company where he was responsible for land acquisitions, development project planning, financing and construction of industrial property. From 1977 to 1990, he was with First Real Estate, Inc. serving in the capacity of chief operating officer. Mr. Draft is a licensed real estate broker and a member of NAR and the Michigan Association of Realtors.

PETER F. MURPHY

         Mr. Murphy, 33, has been Managing Director of the Company's eastern region since December 1998, prior to which time he had served as a Senior Regional Director of the Company for Indiana and Ohio since March 1996. Between 1991 and March 1996, Mr. Murphy was a Vice President of First Highland Management and Development Corporation where he was responsible for the acquisition, development, management and leasing activities for a portfolio of properties consisting of several million square feet in Indiana and Ohio. Mr. Murphy is a member of NAIOP.

TIMOTHY E. GUDIM

         Mr. Gudim, 39, has been Managing Director of the Company's western and Gulf regions since December 1998, prior to which time he served as a Senior Regional Director of the Company's western region from June 1998 to December 1998 and as a Regional Director for Colorado from November 1997 to June 1998. He oversees acquisitions, development, build-to-suits, asset management and lease negotiations for the several million square foot regional portfolio. Mr. Gudim has 17 years experience in the industrial real estate field. Between 1991 and October 1997, he was Vice President and a Principal of Pacifica Holding Company, a full service real estate company operating in Denver. Mr. Gudim's professional affiliations include NAIOP, SIOR and the Association of Industrial Realtors.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Company is currently managed by an eight member Board of Directors, a majority of whom are independent of both The Shidler Group and the Company's management. The current independent directors are Messrs. Lesher, Wilson, Lynch, Rau and Slater. Pursuant to the terms of the Company's Articles, the directors are divided into three classes. Class II directors hold office for a term expiring at this Annual Meeting. Class III directors hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2000. Class I directors hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2001. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. At each Annual Meeting of Stockholders, the successors to the class of directors whose terms expire at that meeting will be elected to hold office for a term continuing until the Annual Meeting of Stockholders held in the third year following the year of their election and the election and qualification of their successors.

         The Board of Directors held eight meetings during the fiscal year of 1998. Except for Messrs. Rau and Lynch, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the respective committees of the Board of Directors of which he was a member.

         The Board of Directors has appointed an Audit Committee, a Compensation Committee, an Investment Committee, a Nominating Committee and a Special Committee.

         Audit Committee. The Audit Committee, which consists of Messrs. Rau, Lynch and Wilson, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met two times in 1998.

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

         Compensation Committee. The Compensation Committee, which consists of Messrs. Slater and Lesher, makes recommendations and exercises all powers of the Board of Directors in connection with certain compensation matters, including incentive compensation and benefit plans. The Compensation Committee administers, and has authority to grant awards under, the First Industrial Realty Trust, Inc. 1994 Stock Incentive Plan (the "1994 Stock Plan"), the First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan (the "1997 Stock Plan") and the First Industrial Realty Trust, Inc. Deferred Income Plan (the "Deferred Income Plan"). The Compensation Committee met five times in 1998.

         Investment Committee. The Investment Committee, which consists of Messrs. Shidler, Brennan and Damone, provides oversight and discipline to the acquisition and new investment process. New investment opportunities are described in written reports based on detailed research and analyses in a standardized format applying appropriate underwriting criteria. The Investment Committee meets with the Company's acquisition personnel, reviews each submission thoroughly and approves acquisitions and development projects having a total investment of less than $30 million. The Investment Committee makes a formal recommendation to the Board of Directors for all acquisitions and development projects with a total investment in excess of $30 million. The Investment Committee met 37 times during 1998.

         Nominating Committee. The Nominating Committee proposes individuals for election as directors at the Annual Meeting of Stockholders of the Company and in connection with any vacancy that may develop on the Board of Directors. The Board of Directors, in turn, as a whole by a majority vote either approves all of the nominations so proposed by the Nominating Committee or rejects all of the nominations in whole, but not in part. In the event that the Board of Directors as a whole by a majority vote rejects the proposed nominations, the Nominating Committee develops a new proposal. The Nominating Committee will consider nominees recommended by stockholders of the Company. Such recommendations shall be submitted in writing to the Secretary of the Company. The membership of the Nominating Committee consists of a total of four directors which includes (i) the Chairman of the Board of the Company, (ii) the President of the Company, and
(iii) two other directors selected by the entire Board of Directors of the Company from among those directors who are not officers of the Company and whose term is not expiring in the calendar year that the Nominating Committee is making its proposal. The Nominating Committee that made the proposals approved by the Board of Directors and set forth in this Proxy Statement consisted of Messrs. Shidler, Brennan, Rau and Slater. The Nominating Committee met once in March 1999 to determine its nominations for this Proxy Statement.

         Special Committee. The Special Committee consists of Messrs. Shidler, Brennan and Rau. The Special Committee is authorized, within limits specified by the Board of Directors, to approve the terms under which the Company issues common stock, preferred stock or depository shares representing fractional interests in preferred stock, or which the Company or any of the Company's subsidiaries, including First Industrial, L.P., issues debt. The Special Committee met five times during 1998.

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

DIRECTOR COMPENSATION

         Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors of the Company receive an annual director's fee equivalent in value to $20,000. At least 50% of the value of such fee must be taken in the form of restricted stock. Each non-employee director also receives $1,000 for each regular quarterly meeting of the Board of Directors attended, $1,000 for each special meeting of the Board attended, $1,000 for each substantive special telephonic Board meeting participated in and $1,000 for each committee meeting attended. Following the Annual Meeting of Stockholders held in 1998, each of the Company's non-employee directors received options under the 1997 Stock Plan to purchase 10,000 shares at the market price of the shares on the date of grant. Such options granted to non-employee directors vest one year after the date of grant. Following this Annual Meeting the Company intends to grant 10,000 options under the 1997 Stock Plan to each of the Company's non-employee directors. Such options will be granted at the market price of the shares on the date of grant and will vest one year after the date of grant.


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


                             EXECUTIVE COMPENSATION

         The following table sets forth the aggregate compensation, including cash compensation and restricted stock and option awards, paid by the Company with respect to the fiscal years ended December 31, 1996, 1997 and 1998 to the Company's Chief Executive Officer, the four other most highly compensated executive officers of the Company and to the Company's former Chief Executive Officer (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


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

                                                                        Long Term
                                                                      Compensation
                                                             --------------------------------
                                                               Restricted        Shares          All Other
Name and                             Annual                       Stock        Underlying       Compensation
Principal Position        Year     Salary($)     Bonus($)(1)  Awards($)(2)     Options(#)          ($)(6)
------------------        ----     ---------     -----------  ------------     ----------       ------------


Michael W. Brennan        1998  $   276,875   $   345,000    $    163,313      85,000 (5)      $   90,054
President and             1997      225,000       337,500         178,125     310,000 (4)          59,112
Chief Executive Officer   1996      190,000       285,000         200,366      65,000 (3)          19,148


Michael J. Havala         1998  $   225,000   $   275,000    $    138,188      45,000 (5)      $   71,434
Chief Financial           1997      195,000       292,500         142,500     220,000 (4)          52,511
Officer, Treasurer and    1996      175,000       236,241         154,135      44,000 (3)          17,529
Secretary

Gary H. Heigl             1998  $   219,167   $   320,000    $    150,750       69,000 (5)     $   58,502
Chief Operating Officer   1997      185,000       277,500         142,500      220,000 (4)         38,157
                          1996      150,000       184,375         129,115       62,000 (3)         10,030


Johannson L. Yap          1998  $   200,000   $   300,000    $    125,625      40,000 (5)      $   58,502
Chief Investment Officer  1997      150,000       300,000         199,500     265,000 (4)          38,157
                          1996      140,000       238,510         144,139      42,500 (3)          10,432


Anthony Muscatello        1998  $   185,000   $   310,000    $    120,600      40,000 (5)      $   52,967
President of FI           1997      165,000       300,000         124,688     232,000 (4)          37,489
Development Services      1996      125,000       209,250          89,250      30,000 (3)          14,688
Corporation

Michael T. Tomasz         1998  $   350,000   $   450,000    $          0      13,700 (5)      $  104,676
                          1997      300,000       450,000         222,656     375,000 (4)         128,608
                          1996      250,000       375,000         249,037      90,000 (3)          51,136


-------------------

(1) Amounts for 1996 represent bonuses awarded in February 1997 based on performance for the year ended December 31, 1996 and include bonus amounts awarded in 1996 in conjunction with the Company's profitability incentive plan. Amounts for 1997 represent bonuses awarded in February 1998 based on performance for the year ended December 31, 1997. Amounts for 1998, other than for Mr. Tomasz, represent bonuses awarded in February 1999 based on performance for the year ended December 31, 1998. Mr. Tomasz's 1998 bonus was paid pursuant to his Separation Agreement.
(2) Amounts for 1996 represent restricted Common Stock awarded (but not issued until September and October 1997) in February 1997 as part of the annual bonus with respect to 1996 performance. Amounts for 1997 represent restricted Common Stock awarded in February 1998 as part of the annual bonus with respect to 1997 performance. Amounts for 1998 represent restricted Common Stock awarded in March 1999 as part of the annual bonus with respect to 1998 performance. The dollar amount shown is approximately equal to the product of the number of shares of restricted Common Stock granted multiplied by the closing price of the Common Stock as reported by the New York Stock Exchange on the date of grant ($29.75 on February 14, 1997 for 1996 amounts; $35.625 on for February 18, 1998 for 1997 amounts; $25.125 on March 4, 1999 1998 amounts). This valuation does not take into account any diminution in value which results from the restrictions applicable to such Common Stock. From and after the date of issuance, holders of the restricted Common Stock are entitled to vote such Common Stock and receive dividends at the same rate applicable to unrestricted shares of Common Stock; however, with respect to the restricted Common Stock awarded in February 1997, but issued in September and October 1997, the Named Executive Officers earned amounts equal to the dividends that would have been payable if such restricted Common Stock had been issued when awarded (such amounts equaled as follows: Mr. Brennan - $6,802, Mr. Havala - $5,232, Mr. Heigl - $8,929, Mr. Yap - $4,893, Mr.
         Muscatello - $3,030 and Mr. Tomasz - $8,455). The total number of shares, and the value, of restricted Common Stock awarded to each Named Executive Officer as of December 31, 1998 is as follows: Mr. Brennan - 11,735 shares ($314,645), Mr. Havala - 9,181 shares ($246,166), Mr.
         Heigl - 12,840 shares ($344,273), Mr. Yap - 10,445 shares ($280,057),
         Mr. Muscatello - 6,200 shares ($166,238) and Mr. Tomasz - 14,621 shares ($392,026). Restrictions with respect to restricted Common Stock awarded to Mr. Tomasz were removed in November 1998 pursuant to his Separation Agreement. An aggregate of 6,051 shares of restricted Common Stock awarded to Messrs. Brennan, Havala, Heigl and Yap vested in January 1999 and restrictions with respect to such shares have been removed.
(3) Amounts for 1996 represent (a) an aggregate of 98,500 options granted to the Named Executive Officers on July 11, 1996 under the 1994 Stock Plan at an exercise price equal to $22.75 per share, (b) an aggregate of 215,000 options granted to the Named Executive Officers on May 13, 1997 under the 1994 and 1997 Stock Plans at an exercise price equal to $30.38 per share and (c) 20,000 options granted to Mr. Heigl on July 10, 1997 under the 1997 Stock Plan at an exercise price equal to $28.50 per share. These options vested in two equal installments on the six-month and first year anniversary of the date of grant.
(4) Amounts for 1997 represent (a) an aggregate of 1,335,000 options granted to the Named Executive Officers under the 1997 Stock Plan on January 2, 1998 at an exercise price equal to $35.8125 per share and which vest primarily in accordance with certain performance measures established by the Compensation Committee and (b) an aggregate of 287,000 options granted to the Named Executive Officers under the 1997 Stock Plan on May 14, 1998 at an exercise price equal to $31.13 per share and which vest in two equal installments on the six month and first year anniversary of the date of grant, except for Mr. Tomasz's options which vested on November 11, 1998 pursuant to his Separation Agreement. All 300,000 options granted to Mr. Tomasz on January 2, 1998 have been cancelled pursuant to his Separation Agreement.
(5) Amounts for 1998 represent an aggregate of 239,000 options which the Compensation Committee, in March 1999, determined to grant following the Annual Meeting in May 1999 to the Named Executive Officers, other than Mr. Tomasz, under the 1997 Stock Plan. Such options will vest in two equal installments on the six-month and first year anniversary of the date of grant and shall have an exercise price equal to the closing price per share of Common Stock on the date of grant. Amounts for 1998 also represent (a) 13,700 options granted to Mr.

         Tomasz, pursuant to his Separation Agreement, under the 1997 Stock Plan on November 11, 1998 at an exercise price equal to $30.00 per share and which immediately vested, and (b) an aggregate of 40,000 options granted to Messrs. Brennan and Heigl under the 1997 Stock Plan on December 3, 1998 at an exercise price equal to $24.00 per share and which vest in two equal installments on the six month and first year anniversary of the date of grant.
(6) Includes premiums paid by the Company on term life insurance for the benefit of the Named Executive Officers. Amounts reported for 1996 also include benefits accrued on units awarded in 1996 to the Named Executive Officers under the Deferred Income Plan. Generally, amounts accrued under the Deferred Income Plan vest in equal quarterly installments over three years and are paid out (in cash or Common Stock at the discretion of the Compensation Committee) in three annual installments, commencing on the January 31st after the date of grant. Amounts accrued under the Deferred Income Plan to each Named Executive Officer in 1996 were used to acquire Common Stock having an aggregate value at the time of acquisition to each such Named Executive Officer as follows: Mr. Brennan - $16,173, Mr. Havala - $14,974, Mr. Heigl - $10,030, Mr. Yap - $9,861, Mr. Muscatello - $10,646 and Mr. Tomasz - $34,971. Amounts accrued under the Deferred Income Plan to each Named Executive Officer in 1997 were used to acquire Common Stock having an aggregate value at the time of acquisition to each such Named Executive Officer as follows: Mr. Brennan - $56,137, Mr. Havala - $49,956, Mr. Heigl - $37,424, Mr. Yap - $37,424, Mr. Muscatello - $33,303 and Mr.
         Tomasz - $112,443. A portion of the amounts accrued under the Deferred Income Plan to each Named Executive Officer, other than Mr. Tomasz, in 1998 were used to acquire Common Stock having an aggregate value at the time of acquisition to each such officer as follows: Mr. Brennan - $43,591, Mr. Havala - $34,491, Mr. Heigl - $28,936, Mr. Yap - $28,936
         and Mr. Muscatello - $29,389. The remainder of the amounts accrued under the Deferred Income Plan to each Named Executive Officer, other than Mr. Tomasz, in 1998 were paid in cash. All amounts accrued under the Deferred Income Plan to Mr. Tomasz in 1998 were paid in cash pursuant to his Separation Agreement. In addition to amounts reported for Mr. Tomasz for 1998, on January 6, 1999, the Company paid Mr. Tomasz approximately $2,724,214 in connection with his Separation Agreement.


OPTION GRANTS AND EXERCISES

         Option Grants. The following table sets forth the options granted in the fiscal year ended December 31, 1998 to the Named Executive Officers.

                                            OPTION GRANTS IN 1998
                           ------------------------------------------------------------
                                              Individual Grants
                           ------------------------------------------------------------
                                           Percent of
                             Number of    Total Options
                              Options      Granted to      Exercise or                      Total Present
                              Granted     Employees in     Base Price      Expiration         Value as
NAME                          (#)(1)       1998 (%)(2)       ($/SH)          Date(s)      of Grant Date(3)
----                        -----------  ---------------  -------------    -----------   ------------------
Michael W. Brennan          335,000           6.5         $   (4)             (4)          $   (4)
Michael J. Havala           220,000           4.2             (5)             (5)              (5)
Gary  H. Heigl              235,000           4.5             (6)             (6)              (6)
Johannson L. Yap            265,000           5.1             (7)             (7)              (7)
Anthony Muscatello          232,000           4.5             (8)             (8)              (8)
Michael T. Tomasz           388,700           7.5             (9)             (9)              (9)

-------------------

(1) Represents an aggregate of (i) 1,335,000 options granted on January 2, 1998 to the Named Executive Officers (ii) 287,000 options granted on May 14, 1998 to the Named Executive Officers (iii) 13,700 options granted on November 11, 1998 to Mr. Tomasz pursuant to his Separation Agreement and (iv) an additional 25,000 and 15,000 options granted to Messrs. Brennan and Heigl, respectively, on December 3, 1998. All of such options were granted under the 1997 Stock Plan. Of the options granted on January 2, 1998, 1,035,000 vest primarily in accordance with certain performance measures established by the Compensation Committee; of the options granted on May 14, 1998, 212,000 vest in two equal installments on the six-month and first year anniversary of the date of grant; of the options granted to Mr. Tomasz, 300,000 have been cancelled and 88,700 vested on November 11, 1998 pursuant to his Separation Agreement. The options granted to Messrs. Brennan and Heigl on December 3, 1998 vest in two equal installments on the six month and first year anniversary of the date of grant.
(2) Percentages do not take into account 60,000 options in the aggregate granted to non-employee directors of the Company.
(3) Based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that the Named Executive Officer may receive would depend on the excess of the stock price at the time of exercise over the exercise or base price on the date the option is exercised. There is no assurance that the value realized by the Named Executive Officer would be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on certain assumptions, such as interest rates, stock price volatility and future dividend yields.
(4) Mr. Brennan received a grant of 250,000 options on January 2, 1998 which expire January 2, 2008, have an exercise price of $35.8125 and had a total present value as of the date of grant of $757,500. Mr. Brennan received a second grant of 60,000 options on May 14, 1998 which expire May 14, 2008, have an exercise price of $31.13 and had a total present value as of the date of grant of $159,600. Mr. Brennan received a third grant of 25,000 options on December 3, 1998 which expire December 3, 2008 have an exercise price of $24.00 and had a total present value as of the date of grant of $43,750.
(5) Mr. Havala received a grant of 180,000 options on January 2, 1998 which expire January 2, 2008, have an exercise price of $35.8125 and had a total present value as of the date of grant of $545,400. Mr. Havala received a second grant of 40,000 options on May 14, 1998 which expire May 14, 2008, have an exercise price of $31.13 and had a total present value as of the date of grant of $106,400.
(6) Mr. Heigl received a grant of 180,000 options on January 2, 1998 which expire January 2, 2008, have an exercise price of $35.8125 and had a total present value as of the date of grant of $545,400. Mr. Heigl received a second grant of 40,000 options on May 14, 1998 which expire May 14, 2008, have an excise price of $31.13 and had a total present value as of the date of grant of $106,400. Mr. Heigl received a third grant of 15,000 options on December 3, 1998 which expire December 3, 2008, have an excise price of $24.00 and had a total present value as of the date of grant of $26,250.
(7) Mr. Yap received a grant of 225,000 options on January 2, 1998 which expire January 2, 2008, have an exercise price of $35.8125 and had a total present value as of the date of grant of $681,750. Mr. Yap received a second grant of 40,000 options on May 14, 1998 which expire May 14, 2008, have an exercise price of $31.13 and had a total present value as of the date of grant of $106,400.
(8) Mr. Muscatello received a grant of 200,000 options on January 2, 1998 which expire January 2, 2008, have an exercise price of $35.8125 and had a total present value as of the date of grant of $606,000. Mr. Muscatello received a second grant of 32,000 options on May 14, 1998 which expire May 14, 2008, have an exercise price of $31.13 and had a total present value as of the date of grant of $85,120.

(9) Mr. Tomasz received a grant of 300,000 options on January 2, 1998. All of such options have been cancelled. Mr. Tomasz received a second grant of 75,000 options on May 14, 1998 which, pursuant to the terms of his Separation Agreement, expire November 10, 2001, have an exercise price of $31.13 and had a total present value as of the date of grant of $199,500. Mr. Tomasz received a third grant of 13,700 options on November 11, 1998 pursuant to his Separation Agreement which expire November 10, 2001, have an exercise price of $30.00 and had a total present value as of the date of grant of $16,714.

         Option Exercises and Year-End Holdings. No options were exercised in 1998 by the Named Executive Officers. During such period an aggregate of 42,000 vested options were converted into restricted Common Stock by certain of the Named Executive Officers. The following table sets forth the value of options held at the end of 1998 by the Named Executive Officers.


                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                     AND FISCAL YEAR-END 1998 OPTION VALUES

                                                        NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS AT
                          SHARES                             AT FISCAL YEAR-END(#)             DECEMBER 31, 1998(2)
                       ACQUIRED ON        VALUE            -----------------------           ----------------------
NAME                  EXERCISE(#)(1)    REALIZED($)       EXERCISABLE   UNEXERCISABLE        EXERCISABLE UNEXERCISABLE
----                  --------------    -----------       -----------   -------------        ----------- -------------
Michael W. Brennan          0              0                115,000        305,000             $ 196,250    $70,313
Michael J. Havala           0              0                130,000        200,000               319,000          0
Gary H. Heigl               0              0                 82,000        215,000                48,750     42,188
Johannson L. Yap            0              0                102,500        245,000               215,781          0
Anthony Muscatello          0              0                 96,000        216,000               271,250          0
Michael T. Tomasz           0              0                330,700              0               739,125          0

-------------------

(1) No options were exercised in 1998 by the Named Executive Officers. During such period, certain of the Named Executive Officers converted an aggregate of 42,000 vested options into restricted Common Stock. The number of shares of restricted Common Stock received by each Named Executive Officer in 1998 as a result of such conversion were as follows: Mr. Brennan - 8,363 and Mr. Havala - 1,235.
(2) Based on the closing price per share of Common Stock as reported on the New York Stock Exchange on December 31, 1998 ($26.8125).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and "greater than ten-percent" stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms so filed.

         Based solely on review of the copies of such forms furnished to the Company for 1998, all Section 16(a) filing requirements applicable to the Company's officers, directors and "greater than ten-percent" stockholders were complied with, except that (i) each of Craig Cosgrove, Scott Sealy, Sr., Donald Thompson, Timothy Donohue and Timothy Gudim filed his Form 3 late, (ii) each of Jan Burman, Michael Damone, David Draft, Timothy Gallagher, Michael Havala, Gary Heigl, Duane Lund, Peter Murphy, Anthony Muscatello, Scott Musil, Jay Shidler and Michael Tomasz filed one Form 4 late with respect to a transaction in January 1998 and (iii) Jan Burman filed one Form 4 late with respect to a transaction in March 1998.

EMPLOYMENT AGREEMENTS

         In December 1996, the Company entered into a written employment agreement with Michael T. Tomasz. The agreement provided for an initial term of three years and subsequent three-year periods unless otherwise terminated. Upon certain changes in control of the Company or a termination without cause, Mr. Tomasz was entitled to severance in an amount equal to three times his annual salary, three times his average bonus over the prior three years, immediate vesting of his options and similar awards and the continuation of his other benefits for three years. Mr. Tomasz agreed to a three-year covenant not to compete after termination. In November 1998, Mr. Tomasz resigned his position as President and Chief Executive Officer, and as a director, of the Company pursuant to a Separation Agreement. Pursuant to the terms of the Separation Agreement, Mr. Tomasz received, in addition to the remainder of his 1998 salary and other 1998 compensation, a cash severance payment of approximately $2,724,214 and 13,700 stock options with an exercise price of $30.00 per share and an expiration date of November 10, 2001. All 300,000 stock options granted to Mr. Tomasz on January 2, 1998 were cancelled. The remainder of Mr. Tomasz's stock options became fully vested, with their expiration date accelerated to November 10, 2001. In addition, all of Mr. Tomasz's restricted stock became fully vested. The Separation Agreement supercedes and replaces Mr. Tomasz's employment agreement except in respect of certain obligations contained in such agreement, including, without limitation, confidentiality and loyalty, indemnification and the covenant not to compete.

         In February 1997, the Company entered into a written employment agreement with Michael W. Brennan, who became the Company's President and Chief Executive Officer in November 1998. The agreement provides for an initial annual minimum base salary of $195,000, which may be increased at the discretion of the Compensation Committee, and an annual bonus at the discretion of the Compensation Committee. The agreement provides for an initial term of two years and subsequent two year periods unless otherwise terminated; provided, however, that the agreement will expire on Mr. Brennan's 70th birthday. Upon certain changes in control of the Company or a termination without cause, Mr. Brennan is entitled to severance in an amount equal to two times his annual salary, plus two times his average bonus over the prior two years. In addition, upon termination, Mr. Brennan's options and awards under the 1994 Stock Plan, the 1997 Stock Plan and Deferred Income Plan will fully vest and his other benefits will continue for a period of two years. Severance amounts payable to Mr. Brennan upon termination will be reduced if such amounts become payable after Mr. Brennan's 67th birthday. Mr. Brennan has agreed to a two-year covenant not to compete after termination.

STOCK PERFORMANCE GRAPH

         The incorporation by reference of this Proxy Statement into any document filed with the SEC by the Company shall not be deemed to include the following performance graph unless such graph is specifically stated to be incorporated by reference into such document.

         The following graph provides a comparison of the cumulative total stockholder return among the Company, the NAREIT Equity REIT Total Return Index (the "NAREIT Index"), an industry index which, as of December 31, 1998, was comprised of 173 tax-qualified equity REITs (including the Company) and the Standard & Poor's 500 Index ("S&P 500"). The comparison is for the period from May 31, 1994 (for the NAREIT Index and the S&P 500) and June 23, 1994 (for the Company, the date of the Initial Public Offering of its Common Stock) to December 31, 1998 and assumes the reinvestment of any dividends. The initial price of the Company's Common Stock shown in the graph below is based upon the price to the public of $23.50 per share in the Initial Public Offering on June 23, 1994. The Common Stock of the Company was first listed for quotation on the New York Stock Exchange on June 24, 1994. The closing price quoted on the New York Stock Exchange at the close of business on June 24, 1994 was $23-5/8 per share. The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide stockholders with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. The following graph was prepared at the Company's request by Research Data Group, Inc., San Francisco, California.



                      [Graphic materials is presented here]



       --------------------------------------------------------------------------------------------
                                         CUMULATIVE TOTAL RETURN
       --------------------------------------------------------------------------------------------
                                                      6/24/94 12/94   12/95   12/96  12/97   12/98
       --------------------------------------------------------------------------------------------

       FIRST INDUSTRIAL REALTY TRUST, INC.               $100   $87    $110   $161    $204   $163

       NAREIT EQUITY                                      100    96     111    150     180    148

       S & P 500                                          100   102     141    173     231    297
       --------------------------------------------------------------------------------------------

REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors is composed of two of the Company's independent outside directors, Messrs. Slater and Lesher. The Compensation Committee is responsible for administering the policies which govern the Company's executive compensation.

         Objectives of Executive Compensation. The Compensation Committee has designed its compensation policy to provide the proper incentives to management to maximize the Company's performance in order to serve the best interests of its stockholders. As a result, the Compensation Committee intends to focus on incentive awards, such as stock option grants, restricted stock awards and deferred income awards (as described below), as opposed to large salary increases, to emphasize performance related incentive compensation. The Compensation Committee currently grants stock option and other incentive awards under the 1997 Stock Plan and the Deferred Income Plan.

         The bonuses and incentive awards awarded for 1998 performance to the Chief Executive Officer and the other executive officers were based on the Company's Funds from Operations ("FFO"), an industry recognized measure of a REIT's performance, and officer specific performance objectives, such as individual performance related to same property net operating income growth and investment goals.

         The Company maintains the philosophy that compensation of its executive officers and others should be directly and materially linked to operating performance. To achieve this linkage, executive compensation is weighted towards bonuses paid and incentive awards granted on the basis of the Company's performance. Thus, while annual salary increases are based on personal performance of the executive officers and general economic conditions, annual bonuses and incentive award grants are directly tied to the Company's actual economic performance during the applicable fiscal year.

         Stock options, together with other incentive awards (e.g., restricted stock), are granted to the executives under the provisions of the 1997 Stock Plan. In addition, incentive awards are granted under the Deferred Income Plan. Such incentive awards are granted to provide incentive to improve stockholder value over the long-term and to encourage and facilitate executive stock ownership. Stock options are granted at the market price of the Common Stock at the date of grant to ensure that executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefited. The Compensation Committee determines those executives who will receive incentive award grants and the size of such awards.

         Compensation Committee Procedures. The Compensation Committee will annually evaluate the personal performance of the Chief Executive Officer and the other executive officers of the Company, as well as the Company's performance. In setting the salary levels for compensation, the Compensation Committee compares the total annual compensation and stock ownership of the Chief Executive Officer and the other executive officers to the executive compensation of executive officers of other publicly-held REITs. Personal performance can include such qualitative factors as organizational and management development exhibited from year to year. Generally the Compensation Committee will meet prior to the beginning of each fiscal year to establish base salary and performance targets for the upcoming year and will meet again at the beginning of each year to review performance and approve incentive awards for the preceding fiscal year.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance.

         The Compensation Committee believes that it has designed and implemented a compensation structure which provides appropriate awards and incentives for the Company's executive officers as they work to sustain and improve the Company's overall performance.

         Submitted by the Compensation Committee:

                  Robert J. Slater          John L. Lesher


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Slater and Lesher. Neither of them has served as an officer of the Company and Mr. Lesher has no other business relationship or affiliation with the Company, except his service as a director. From time to time, Mr. Slater provides consulting services to the Company through his private consulting firm, Jackson Consulting, Inc.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

         The Company often obtains title insurance coverage for its properties from Chicago Title Corporation ("CTC"). John Rau, a director of the Company, became the President, Chief Executive Officer and a director of CTC in 1996. Management of the Company believes the terms of the title insurance provided by CTC to the Company and the premiums therefor are as favorable to the Company as could be obtained from other title insurance companies.

         The Company often engages in transactions for which CB Richard Ellis, Inc. ("CB Richard Ellis") acts as a broker. The brother of Michael W. Brennan, the President and Chief Executive Officer and a director of the Company, is an employee of CB Richard Ellis and, in four such transactions in 1998 in which the Company purchased or developed properties for an aggregate consideration or project cost of approximately $139.8 million, received an aggregate of $130,115 as a portion of the brokerage commissions paid by the Company to CB Richard Ellis in connection with such transactions. Management of the Company believes the terms of brokerage services provided by CB Richard Ellis in such transactions were as favorable to the Company as could be obtained in an arm's length transaction.

         From time to time, Robert J. Slater, a director of the Company, provides consulting services to the Company through his private consulting firm, Jackson Consulting, Inc. ("Jackson Consulting"). In 1998, the Company paid Jackson Consulting approximately $36,000 in connection with Mr. Slater's consulting services.

         From time to time, the Company utilizes leasing services from Sealy and Company, Inc. ("SCI") in which Scott P. Sealy, Sr., a former Senior Regional Director of the Company, has a 62.5% ownership interest. In 1998, the Company paid approximately $200,000 of leasing commissions to SCI. Management of the Company believes the terms under which SCI provides leasing services are as favorable to the Company as could be obtained in an arm's length transaction.

         On January 30, 1998, First Industrial, L.P. acquired four industrial properties located in the metropolitan Chicago area from Western Suburban Industrial Investment Limited Partnership ("Western") for a total consideration of approximately $7.9 million. The sole general partner of Western, having a 5% interest, is Tomasz/Shidler Investment Corporation ("TSIC"), the sole shareholders of which are Michael T. Tomasz, the former President and Chief Executive Officer and a former director of the Company, and Jay H. Shidler, Chairman of the Board of Directors of the Company. Messrs. Tomasz and Shidler were also limited partners in Western having approximate interests of 32% and 53% respectively. Further, Michael W. Brennan was also a limited partner of Western having an interest of 2%. As a result of this transaction, Mr. Shidler was issued 1,886 Units (as defined below) of First Industrial, L.P., Mr. Tomasz was issued 1,979 Units of First Industrial, L.P. and Mr. Brennan was issued 115 Units of First Industrial, L.P. The Units issued to Messrs. Shidler, Tomasz and Brennan were valued at $36.72 per Unit at the time of the closing of the Western transaction (having an aggregate value of $69,254, $72,669 and $4,229 respectively). Management of the Company believes the terms of this acquisition were as favorable to the Company as could be obtained in an arm's length transaction.

         On May 21, 1998, the Company acquired Thompson-Kirk Properties, Inc. ("TKP"), a real estate firm in which Donald C. Thompson, at the time one of the Company's Senior Regional Directors, owned a 52.5% interest. Gross proceeds to TKP totaled approximately $2.3 million. On July 16, 1998, the Company acquired TK-SV, Ltd., a real estate partnership in which Mr. Thompson owned a 60.4% interest, for approximately $3.2 million. Management of the Company believes the terms of these acquisitions were as favorable to the Company as could be obtained in an arm's length transaction.

         On June 23, 1998, the Company purchased a 292,471 square foot light industrial property located in Denver, Colorado for approximately $12.2 million. The property was purchased from Pacifica Bryant Warehouse, LLC., in which Timothy E. Gudim, one of the Company's Managing Directors, owned a 12.08% interest. Management of the Company believes the terms of this acquisition were as favorable to the Company as could be obtained in an arm's length transaction.

         On November 19, 1998, the Company sold two industrial properties to two limited partnerships, Roosevelt Glen Corporate Center ("Roosevelt") and Hartford Center Investment Company ("Hartford"), for a total consideration of approximately $8.3 million. TSIC has a 11.638% general partner interest and Mr. Tomasz has a 75.585% limited partner interest in Roosevelt. TSIC has a 12.39% general partner interest and Mr. Tomasz has a 80.454% limited partnership interest in Hartford. On December 4, 1998, the Company sold one industrial property to Eastgate Shopping Center Investment Co. ("Eastgate"), a limited partnership, for a total consideration of approximately $2.4 million. TSIC has a 12.972% general partner interest and Mr. Tomasz has a 79.536% limited partner interest in Eastgate. With respect to each transaction, the purchaser(s) has the option to sell the property back to the Company and the Company has the option to repurchase the property. Management of the Company believes the terms of these transactions were as favorable to the Company as could be obtained in an arm's length transaction.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table presents information concerning the ownership of Common Stock of the Company and limited partnership units ("Units") of First Industrial, L.P. (which generally are exchangeable on a one-for-one basis, subject to adjustments, for Common Stock) by all directors, the Named Executive Officers, the directors and executive officers as a group and persons and entities known to the Company to be beneficial owners of more than 5% of the Company's Common Stock. The information is presented as of March 12, 1999, unless otherwise indicated, and is based on representations of officers and directors of the Company and filings received by the Company on Schedule 13G under the Exchange Act.

                                                        Common Stock/Units
                                                           Beneficially
                                                               Owned
                                                      -------------------------

                                                                     Percent
                                                      Number        of Class
                                                     --------    --------------
          Names and Addresses of
              5% Stockholders
              ---------------

Cohen & Steers Capital
Management, Inc.(1)
757 Third Avenue
New York, New York  10017...............            3,918,000        10.3%

Glickenhaus & Co.(2)
6 East 43rd Street
New York, New York  10017................           2,796,500         7.4%

          Names and Addresses of
          Directors and Officers*
          -----------------------

Jay H. Shidler(3)........................           1,299,121         3.4%

Michael T. Tomasz(4).....................             549,464         1.4%

John L. Lesher(5)........................              43,068          **

Kevin W. Lynch(6)........................              36,086          **

Michael G. Damone(7).....................             229,996          **

John Rau(8)..............................              45,068          **

Robert J. Slater(9)......................              29,173          **

                                                        Common Stock/Units
                                                           Beneficially
                                                               Owned
                                                      -------------------------

                                                                     Percent
                                                      Number        of Class
                                                     --------    --------------
          Names and Addresses of
              5% Stockholders
              ---------------

J. Steven Wilson(10).....................              43,634          **

Michael W. Brennan(11)...................             270,170          **

Michael J. Havala(12)....................             189,684          **

Gary H. Heigl(13)........................             128,291          **

Johannson L. Yap(14).....................             167,461          **

Anthony Muscatello(15)...................             209,007          **

All directors, Named Executive
  Officers and other executive officers
  as a group (16 persons)(16)............           3,459,104         8.6%

--------------
* The business address for each of the Directors and executive officers of the Company is 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606.
**       Less than 1%

(1) Pursuant to a Schedule 13G dated February 9, 1999 filed by Cohen & Steers Capital Management, Inc. ("CSCM"), CSCM has the sole power to dispose of all 3,918,000 shares reported, but has the sole power to vote only 3,337,100 of such shares.
(2) Pursuant to a Schedule 13G dated February 1, 1999 filed by Glickenhaus & Co.. ("Glickenhaus"), Glickenhaus has the sole power to dispose of all 2,796,500 shares reported, but has the sole power to vote only 2,318,900 of such shares.
(3) Includes 910,660 shares held by Shidler Equities, L.P., a Hawaii limited partnership owned by Mr. Shidler and Wallette Shidler, 66,984 Units held by Mr. Shidler directly, 254,541 Units held by Shidler Equities, L.P., 1,223 Units held by Mr. and Mrs. Shidler jointly, and 22,079 Units held by Holman/Shidler Investment Corporation. Also includes 22,500 shares which may be acquired by Mr. Shidler upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 15,000 at an exercise price of $23.50 per share and 7,500 shares at an exercise price of $18.25 per share. Also includes 10,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.50 per share and 10,000 shares which may be acquired upon the exercise of options (which will vest in May 1999) granted under the 1997 Stock Plan at an exercise price of $31.13 per share. Also includes 1,134 shares of restricted Common Stock issued under the 1997 Stock Plan.
(4) Includes 4,000 shares held by a trust for the benefit of Mr. Tomasz's spouse and 6,200 shares held by a trust for the benefit of Mr. Tomasz's daughters. A relative of Mr. Tomasz is the sole trustee of each of such trusts. Includes 182,000 shares which may be acquired by Mr. Tomasz upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 117,000 shares at an exercise price of $23.50 per share, 35,000 shares at an exercise price of $20.25 per share and 30,000 shares at an exercise price of $22.75 per share. Also includes 148,700 shares which may be acquired by Mr. Tomasz upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 60,000 shares at an exercise price of $30.38 per share, 75,000 shares at an exercise price of $31.13 per share and 13,700 shares at an exercise price of $30.00. Also includes 25,847 Units.
(5) Includes 22,500 shares which may be acquired by Mr. Lesher upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 15,000 shares at an exercise price of $23.50 per share and 7,500 shares at an exercise price of $18.25 per share. Also includes 10,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.50 and 10,000 shares which may be acquired upon the exercise of options (which will vest in May 1999) granted under the 1997 Stock Plan at an exercise price of $31.13. Also includes 568 shares of restricted Common Stock under the 1997 Stock Plan.
(6) Includes 15,000 shares which may be acquired by Mr. Lynch upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $23.50 per share. Also includes 10,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.50 and 10,000 shares which may be acquired upon the exercise of options (which will vest in May
         1999) granted under the 1997 Stock Plan at an exercise price of $31.13. Also includes 568 shares of restricted Common Stock issued under the 1997 Stock Plan.
(7) Includes 3,000 shares held by a trust for the benefit of Mr. Damone's wife. Also includes 37,500 shares which may be acquired by Mr. Damone upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 30,000 shares at an exercise price of $23.50 per share and 7,500 shares at an exercise price of $22.75 per share. Also includes 10,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.38 and 10,000 shares which may be acquired upon the exercise of options (5,000 of which have vested and 5,000 of which will vest in May
         1999) granted under the 1997 Stock Plan at an exercise price of $31.13. Also includes 144,296 Units. Also includes 2,000 shares of restricted Common Stock issued under the 1997 Stock Plan.
(8) Includes 22,500 shares which may be acquired by Mr. Rau upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 15,000 shares at an exercise price of $23.50 per share and 7,500 shares at an exercise price of $18.25 per share. Also includes 10,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.50 and 10,000 shares which may be acquired upon the exercise of options (which will vest in May 1999) granted under the 1997 Stock Plan at an exercise price of $31.13. Also includes 568 shares of restricted Common Stock issued under the 1997 Stock Plan.
(9) Includes 10,000 shares which may be acquired by Mr. Slater upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.50 per share and 10,000 shares which may be acquired upon the exercise of options (which will vest in May 1999) granted under the 1997 Stock Plan at an exercise price of $31.13. Also includes 8,173 shares of restricted Common Stock issued under the 1997 Stock Plan.
(10) Includes 22,500 shares which may be acquired by Mr. Wilson upon the exercise of vested options granted under the 1994 Stock Plan, consisting of 15,000 shares at an exercise price of $23.50 per share and 7,500 shares at an exercise price of $18.25 per share. Also includes 10,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.50 and 10,000 shares which may be acquired upon the exercise of options (which will vest in May 1999) granted under the 1997 Stock Plan at an exercise price of $31.13. Also includes 1,134 shares of restricted Common Stock issued under the 1997 Stock Plan.
(11) Includes 40,000 shares which may be acquired by Mr. Brennan upon the exercise of options granted under the 1994 Stock Plan, consisting of 5,000 shares at an exercise price of $23.50 per share, 15,000 shares at an exercise price of $20.25 per share and 20,000 shares at an exercise price of $22.75 per share. Also includes 45,000 shares which may be acquired by Mr. Brennan upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.38 per share. Also includes 60,000 shares which may be acquired by Mr. Brennan upon the exercise of options (30,000 of which have vested and 30,000 of which will vest in May 1999) granted under the 1997 Stock Plan at an exercise price of $31.13 per share. Also includes 3,806 Units and 39,625 shares of restricted Common Stock issued under the 1997 Stock Plan. Does not include 380 shares of Preferred Stock.
(12) Includes 1,251 shares held in custodial accounts for Mr. Havala's children. Also includes 73,000 shares which may be acquired by Mr. Havala upon the exercise of options granted under the 1994 Stock Plan, consisting of 58,000 shares at an exercise price of $23.50 per share and 15,000 shares at an exercise price of $20.25 per share. Also includes 30,000 shares which may be acquired by Mr. Havala upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.38 per share and 40,000 shares which may be acquired by Mr. Havala upon the exercise of options (20,000 of which have vested and 20,000 of which will vest in May 1999) granted under the 1997 Stock Plan at an exercise price of $31.13 per share. Also includes 26,150 shares of restricted Common Stock issued under the 1997 Stock Plan. Does not include 750 shares of Preferred Stock.
(13) Includes 12,000 shares which may be acquired by Mr. Heigl upon the exercise of vested options granted under the 1994 Stock Plan at an exercise price of $22.75 per share. Also includes 50,000 shares which may be acquired upon the exercise of vested options granted under the 1997 Stock Plan, consisting of 30,000 shares at an exercise price of $30.38 per share and 20,000 at an exercise price of $28.50 per share. Also includes 40,000 shares which may be acquired by Mr. Heigl upon the exercise of options (20,000 of which have vested and 20,000 of which will vest in May 1999) granted under the 1997 Stock Plan at an exercise price of $31.13 per share. Also includes 18,000 shares of restricted Common Stock issued under the 1997 Stock Plan.
(14) Includes 1,390 shares held in a custodial account for the benefit of Mr. Yap's children. Also includes 52,500 shares which may be acquired by Mr. Yap upon the exercise of options granted under the 1994 Stock Plan, consisting of 30,000 shares at an exercise price of $23.50 per share, 10,000 shares at an exercise price of $20.25 per share and 12,500 shares at an exercise price of $22.75 per share. Also includes 30,000 shares which may be acquired by Mr. Yap upon the exercise of options granted under the 1997 Stock Plan at an exercise price of $30.38 and 40,000 shares which may be acquired by Mr. Yap upon the exercise of options (20,000 of which have vested and 20,000 of which will vest in May 1999) granted under the 1997 Stock Plan at an exercise price of $31.13 per share. Also includes 1,680 Units. Also includes 18,551 shares of restricted Common Stock to be issued under the 1997 Stock Plan.
(15) Includes 60,000 shares which may be acquired by Mr. Muscatello upon the exercise of options granted under the 1994 Stock Plan, consisting of 30,000 shares at an exercise price of $23.50 per share, 20,000 shares at an exercise price of $20.25 per share and 10,000 shares at an exercise price of $22.75 per share. Includes 20,000 shares which may be acquired by Mr. Muscatello upon the exercise of vested options granted under the 1997 Stock Plan at an exercise price of $30.38 and 32,000 shares which may be acquired by Mr. Muscatello upon the exercise of options (16,000 of which have vested and 16,000 of which will vest in May 1999) granted under the 1997 Stock Plan at an exercise price of $31.13 per share. Also includes 81,654 Units. Also includes 11,000 shares of restricted Common Stock issued under the 1997 Stock Plan.
(16) Includes 572,000 shares in the aggregate which may be acquired by directors or executive officers upon the exercise of options granted under the 1994 Stock Plan, consisting of 345,000 shares at an exercise price of $23.50 per share, 30,000 shares at an exercise price of $18.25 per share, 95,000 shares at an exercise price of $20.25 per share and 102,000 shares at an exercise price of $22.75 per share. Includes 767,700 shares in the aggregate which may be acquired by directors and executive officers upon the exercise of options granted under the 1997 Stock Plan, consisting of 265,000 shares at an exercise price of $30.38, 60,000 shares at an exercise price of $30.50, 20,000 shares at an exercise price of $28.50, 409,000 shares at an exercise price of $31.13 and 13,700 shares at an exercise price of $30.00. Also includes 698,749 Units. Also includes 145,071 shares of restricted Common Stock issued under the 1997 Stock Plan. Does not include 1,130 shares of Preferred Stock in the aggregate owned by certain executive officers and directors of the Company.

                                   PROPOSAL II

         RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The accounting firm of PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has served as the Company's independent auditors since the Company's formation in August 1993. On March 5, 1999, the Board of Directors voted to appoint PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1999.


         OTHER MATTERS

SOLICITATION OF PROXIES

         The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December ___, 1999, in order to be considered for inclusion in the proxy statement and on the proxy card that will be solicited by the Board of Directors in connection with the 2000 Annual Meeting of Stockholders.

         In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting or propose business for consideration at such annual meeting, notice must generally be given to the Secretary of the Company not more than 180 days nor less than 75 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

OTHER MATTERS

         The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in their discretion all shares represented by validly executed proxies.

         REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.